Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Brookline Capital Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, par value $0.001	Rule 457(a)	16,434,875	N/A	$165,745,714.38	$92.70 per million dollars	$15,364.63

(1)

Based on the maximum number of shares of Combined Company common stock to be issued in connection with the Business Combination (excluding shares of Apexigen capital stock issued to certain current stockholders who have previously committed to deliver written consents to vote in favor of the Merger). This number is based on the sum of (a) 20,500,000 shares and (b) the sum of the exercise prices of all options to purchase shares of common stock of Apexigen outstanding immediately prior to the effective time of the Merger (c) divided by $10.00.

(2)

Pursuant to Rule 416(a) promulgated under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends and/or similar transactions.

(3)

Pursuant to Rules 457(c) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $165,745,714.38, calculated as the product of (i) 16,434,875 shares of Common Stock, the estimated maximum number of shares of Common Stock that may be issued in the Business Combination (excluding shares of Apexigen capital stock issued to certain current stockholders who have previously committed to deliver written consents to vote in favor of the Merger) and (ii) $10.085, the average of the high and low trading prices of Common Stock on April 4, 2022 (within five business days prior to the date of this registration statement).